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                                            NEW YORK TELEPHONE COMPANY
                                       DATA STATED IN MILLIONS (Unaudited)
                                VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



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                                                            First Qtr.     First Qtr.        YTD         YTD
Regulation              Statement Caption                      1994           1993           1994        1993

5-02 (1)           Cash and temporary cash investments      $    32.5      $    25.0
5-02 (9)           Total current assets                       1,728.5        2,029.3
5-02 (18)          Total Assets                              15,319.9       15,795.2
5-02 (21)          Total current liabilities                  2,458.1        2,377.3
5-02 (22)          Long-term debt                             3,976.2        3,983.7
5-02 (30)          Common stock                               4,103.2        4,101.9
5-03 (b)(10)       Earnings before income taxes and
                    cumulative effect of change in
                    accounting principle                        234.4          286.3
5-03 (b)11         Income taxes                                  72.2           81.0        $ 72.2      $ 81.0
5-03 (b)(16)       Earnings before cumulative effect
                    of change in accounting principle           162.2          205.3         162.2       205.3
5-03 (b)(18)       Cumulative effect of change in
                    accounting for postemployment
                    benefits, net of taxes                        -            (90.8)*         -         (90.8)*
5-03 (b)(19)       Net income                                   162.2          114.5 *       162.2       114.5 *


* Restated to reflect the adoption of Statement of Financial Accounting Standards No. 112 in the fourth quarter of 1993 retroactive to January 1, 1993.
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